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                                                                  EXHIBIT 23.3

                        Consent of Independent Auditors

We consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data of M-T-M" on the Proxy Statement of Micros-To-Mainframes, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of BTG, Inc. for the registration of 950,000 shares of BTG's common stock and to the incorporation by reference therein of our report dated May 15, 1997, with respect to the consolidated financial statements of Micros-To-Mainframes, Inc. included in its Annual Report (Form 10-K/A) for the year ended March 31, 1997, filed with the Securities and Exchange Commission.


                             /s/ Ernst & Young LLP


Stamford, Connecticut
November 21, 1997